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                                                Filed Pursuant to Rule 424(b)(3)
                                                              File No. 333-51530

                              ANALOG DEVICES, INC.

                PROSPECTUS SUPPLEMENT NO. 1 DATED AUGUST 30, 2001
                    TO THE PROSPECTUS DATED JANUARY 12, 2001

     The information in this prospectus supplement concerning the selling stockholders supplements the statements set forth under the caption "Selling Stockholders" in the prospectus. This prospectus supplement should be read in conjunction with the prospectus, which is required to be delivered with this prospectus supplement.

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     INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK
FACTORS" BEGINNING ON PAGE 3 OF THE PROSPECTUS.

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     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES
COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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     The information in the following table is presented as of August 30, 2001 and supersedes in part the information in the table appearing under the heading "Selling Stockholders" in the prospectus:


                                                                                   Number of Shares of
                                           Shares of Common Stock Beneficially      Common Stock Being
     Name of Selling Stockholder                Owned Prior to Offering                Offered (1)
----------------------------------------   -----------------------------------     -------------------

                                                Number          Percentage
----------------------------------------   ---------------   -----------------     -------------------

Hari & Usha Surapaneni, Trustees of The          801,483             *                    801,483
   Surapaneni Revocable Trust, U/A
   12/5/00 (2)

Hari & Usha Surapaneni, Trustees of The              365             *                        365
   Surapaneni Children's Trust, U/A
   12/5/00 FBO: Sravan Kumar
   Surapaneni (3)

Hari & Usha Surapaneni, Trustees of The              365             *                        365
   Surapaneni Children's Trust, U/A
   12/5/00 FBO: Swetha Surapaneni (3)

Roshan Babu Gudapati & Krushnaveni               534,809             *                    534,809
   Meka, Trustees U/A 12/13/00 of The
   Gudapati Family Revocable Trust (4)

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* Less than one percent.

     (1) We do not know when or in what amounts a selling stockholder may offer shares for sale. The selling stockholders may not sell any or all of the shares offered by this prospectus. Because the selling stockholders may offer all or some of the shares pursuant to this offering, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, we cannot estimate the number of the shares that will be held by the selling stockholders after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, none of the shares covered by this prospectus will be held by the selling stockholders.

     (2) Of the total shares of common stock listed as owned by the selling stockholder, 80,221 such shares are held in an escrow account to secure indemnification obligations of such stockholder to us. It is expected that these shares (less any shares that may be distributed from the escrow account to us in satisfaction of indemnification claims) will be released from escrow and distributed to the selling stockholder on or before January 3, 2002. Includes 149,625 shares that are subject to our right to require the forfeiture of such shares for no consideration in the event that certain employment conditions are not satisfied and 72,000 shares that are subject to our right to require the forfeiture of such shares for no consideration in the event that certain development milestones are not met, in each case, pursuant to the terms of stock restriction agreements between Mr. Hari Surapeneni and us. Includes 30,000 shares sold by the stockholder subsequent to the


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          Prospectus dated January 12, 2001. Investment and voting rights with respect to such shares are shared by both named Trustees.

     (3) Mr. Hari Surapeneni has sole investment and voting rights with respect to such shares.

     (4) Of the total shares of common stock listed as owned by the selling stockholder, 53,481 such shares are held in an escrow account to secure indemnification obligations of such stockholder to us. It is expected that these shares (less any shares that may be distributed from the escrow account to us in satisfaction of indemnification claims) will be released from escrow and distributed to the selling stockholder on or before January 3, 2002. Includes 99,750 shares that are subject to our right to require the forfeiture of such shares for no consideration in the event that certain employment conditions are not satisfied and 48,000 shares that are subject to our right to require the forfeiture of such shares for no consideration in the event that certain development milestones are not met, in each case, pursuant to the terms of stock restriction agreements between Mr. Roshan Gudapati and us. Includes 40,000 shares sold by the stockholder subsequent to the Prospectus dated January 12, 2001. Investment and voting rights with respect to such shares are shared by both named Trustees.